Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Fauquier Bankshares, Inc. of our reports dated March 11, 2019, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Fauquier Bankshares, Inc. as of December 31, 2018 which appear in the Annual Report on Form 10-K of Fauquier Bankshares, Inc. for the year ended December 31, 2018.

/s/ Brown, Edwards & Company, L.L.P.

Harrisonburg, Virginia

August 15, 2019